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                                 Exhibit 23.2



      CONSENT OF INDEPENDENT
      CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

The Board of Directors
PHAMIS, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-67981) on Form S-4, as amended as of March 22, 1999, and in the registration statements (Nos. 333-31047, 333-31045, 33-1502) on Form S-8 of IDX Systems Corporation of our report dated January 31, 1997, except for note 14 to the PHAMIS, Inc. and subsidiaries' consolidated financial statements which is as of March 25, 1997, relating to the consolidated statements of income, shareholders' equity, and cash flows of PHAMIS, Inc. and subsidiaries for the year ended December 31, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of IDX Systems Corporation.


KPMG LLP


Seattle, Washington
March 29, 1999